BofA Finance LLC $1,000,000

Contingent Income
Issuer Callable Yield Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Pricing Supplement

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

June 30, 2026

Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

•The Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF, due July 3, 2031 (the “Notes”) priced on June 30, 2026 and will issue on July 6, 2026.

•Approximate 5 year term if not called prior to maturity.

•Payments on the Notes will depend on the individual performance of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF (each an “Underlying”).

•Contingent coupon rate of 14.05% per annum (1.1709% per month) payable monthly if the Observation Value of each Underlying on the applicable Observation Date is greater than or equal to 70.00% of its Starting Value, assuming the Notes have not been called.

•Beginning on October 5, 2026, callable monthly at our option for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if otherwise payable.

•Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 45% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to 70.00% of its Starting Value.

•All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•The Notes will not be listed on any securities exchange.

•CUSIP No. 09712CH55.

The initial estimated value of the Notes as of the pricing date is $981.10 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-11 of this pricing supplement and “Structuring the Notes” on page PS-29 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-11 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$4.00	$996.00
Total	$1,000,000.00	$4,000.00	$996,000.00

(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $996.00 per $1,000.00 in principal amount of Notes.

(2)The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $4.00, resulting in proceeds, before expenses, to BofA Finance of as low as $996.00 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:

Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Terms of the Notes

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 5 years, unless previously called.
Underlyings:

The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index, the TOPIX® Index (Bloomberg symbol: “TPX”), a price return index and the iShares® Russell 2000 Value ETF (Bloomberg symbol: “IWN”).

Pricing Date:	June 30, 2026
Issue Date:	July 6, 2026
Valuation Date:	June 30, 2031, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	July 3, 2031
Starting Value:	MXEF: 1,722.89 TPX: 3,994.76 IWN: $221.20
Observation Value:

With respect to the MXEF, its closing level on the applicable Observation Date.

With respect to the TPX, its closing level on the applicable Observation Date.

With respect to the IWN, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier.

Ending Value:	With respect to each Underlying, its Observation Value on the Valuation Date.
Price Multiplier:

With respect to the IWN, 1, subject to adjustment for certain events relating to that Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-23 of the accompanying product supplement.

Coupon Barrier:

MXEF: 1,206.02, which is 70.00% of its Starting Value (rounded to two decimal places).

TPX: 2,796.33, which is 70.00% of its Starting Value (rounded to two decimal places).

IWN: $154.84, which is 70.00% of its Starting Value.

Threshold Value:

MXEF: 947.59, which is 55.00% of its Starting Value (rounded to two decimal places).

TPX: 2,197.12, which is 55.00% of its Starting Value (rounded to two decimal places).

IWN: $121.66, which is 55.00% of its Starting Value.

Contingent Coupon Payment:

If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $11.709 per $1,000.00 in principal amount of Notes (equal to a rate of 1.1709% per month or 14.05% per annum) on the applicable Contingent Payment Date (including the Maturity Date).

Optional Early Redemption:

On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

Early Redemption Amount:

For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Contingent Coupon Payment if the Observation Value of each Underlying on the corresponding Observation Date is greater than or equal to its Coupon Barrier.

Redemption Amount:

If the Notes have not been called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:

a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-2

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

b) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 55.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

Observation Dates:	As set forth beginning on page PS-4
Contingent Payment Dates:	As set forth beginning on page PS-4
Call Payment Dates:	As set forth beginning on page PS-6. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09712CH55
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the values of the Underlyings on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-3

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Observation Dates, Contingent Payment Dates and Call Payment Dates

Observation Dates*	Contingent Payment Dates
July 30, 2026	August 4, 2026
August 31, 2026	September 3, 2026
September 30, 2026	October 5, 2026
October 30, 2026	November 4, 2026
November 30, 2026	December 3, 2026
December 30, 2026	January 5, 2027
February 1, 2027	February 4, 2027
March 1, 2027	March 4, 2027
March 30, 2027	April 2, 2027
April 30, 2027	May 5, 2027
June 1, 2027	June 4, 2027
June 30, 2027	July 6, 2027
July 30, 2027	August 4, 2027
August 30, 2027	September 2, 2027
September 30, 2027	October 5, 2027
November 1, 2027	November 4, 2027
November 30, 2027	December 3, 2027
December 30, 2027	January 4, 2028
January 31, 2028	February 3, 2028
February 29, 2028	March 3, 2028
March 30, 2028	April 4, 2028
May 1, 2028	May 4, 2028
May 30, 2028	June 2, 2028
June 30, 2028	July 6, 2028
July 31, 2028	August 3, 2028
August 30, 2028	September 5, 2028
October 2, 2028	October 5, 2028
October 30, 2028	November 2, 2028
November 30, 2028	December 5, 2028
January 4, 2029	January 9, 2029
January 30, 2029	February 2, 2029
February 28, 2029	March 5, 2029
April 2, 2029	April 5, 2029
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-4

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Observation Dates*	Contingent Payment Dates
May 1, 2029	May 4, 2029
May 30, 2029	June 4, 2029
July 2, 2029	July 6, 2029
July 30, 2029	August 2, 2029
August 30, 2029	September 5, 2029
October 1, 2029	October 4, 2029
October 30, 2029	November 2, 2029
November 30, 2029	December 5, 2029
January 4, 2030	January 9, 2030
January 30, 2030	February 4, 2030
February 28, 2030	March 5, 2030
April 1, 2030	April 4, 2030
April 30, 2030	May 3, 2030
May 30, 2030	June 4, 2030
July 1, 2030	July 5, 2030
July 30, 2030	August 2, 2030
August 30, 2030	September 5, 2030
September 30, 2030	October 3, 2030
October 30, 2030	November 4, 2030
December 2, 2030	December 5, 2030
December 30, 2030	January 3, 2031
January 30, 2031	February 4, 2031
February 28, 2031	March 5, 2031
March 31, 2031	April 3, 2031
April 30, 2031	May 5, 2031
May 30, 2031	June 4, 2031
June 30, 2031 (the “Valuation Date”)	July 3, 2031 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-5

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Call Payment Dates
October 5, 2026
November 4, 2026
December 3, 2026
January 5, 2027
February 4, 2027
March 4, 2027
April 2, 2027
May 5, 2027
June 4, 2027
July 6, 2027
August 4, 2027
September 2, 2027
October 5, 2027
November 4, 2027
December 3, 2027
January 4, 2028
February 3, 2028
March 3, 2028
April 4, 2028
May 4, 2028
June 2, 2028
July 6, 2028
August 3, 2028
September 5, 2028
October 5, 2028
November 2, 2028
December 5, 2028
January 9, 2029
February 2, 2029
March 5, 2029
April 5, 2029
May 4, 2029
June 4, 2029
July 6, 2029
August 2, 2029
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-6

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Call Payment Dates
September 5, 2029
October 4, 2029
November 2, 2029
December 5, 2029
January 9, 2030
February 4, 2030
March 5, 2030
April 4, 2030
May 3, 2030
June 4, 2030
July 5, 2030
August 2, 2030
September 5, 2030
October 3, 2030
November 4, 2030
December 5, 2030
January 3, 2031
February 4, 2031
March 5, 2031
April 3, 2031
May 5, 2031
June 4, 2031

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-11), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-11 and “Structuring the Notes” on page PS-29.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-7

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, if the Notes have not been previously called, you may receive a

Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Observation Value of each Underlying on the applicable Observation Date greater than or equal to its Coupon Barrier?

You will receive a Contingent Coupon Payment on the applicable Contingent Payment Date	You will not receive a Contingent Coupon Payment on the applicable Contingent Payment Date

Assuming the Notes have not been called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?

You will receive: $1,000.00

You will receive:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 55.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-8

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Total Contingent Coupon Payment Examples

The table below illustrates the hypothetical total Contingent Coupon Payments per $1,000.00 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment of $11.709, depending on how many Contingent Coupon Payments are payable prior to an Optional Early Redemption or maturity. Depending on the performance of the Underlyings, you may not receive any Contingent Coupon Payments during the term of the Notes.

Number of Contingent Coupon Payments	Total Contingent Coupon Payments
0	$0.000
2	$23.418
4	$46.836
6	$70.254
8	$93.672
10	$117.090
12	$140.508
14	$163.926
16	$187.344
18	$210.762
20	$234.180
22	$257.598
24	$281.016
26	$304.434
28	$327.852
30	$351.270
32	$374.688
34	$398.106
36	$421.524
38	$444.942
40	$468.360
42	$491.778
44	$515.196
46	$538.614
48	$562.032
50	$585.450
52	$608.868
54	$632.286
56	$655.704
58	$679.122
60	$702.540
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-9

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income Issuer Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Coupon Barrier of 70 for the Least Performing Underlying, a hypothetical Threshold Value of 55 for the Least Performing Underlying, the Contingent Coupon Payment of $11.709 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, whether the Notes are called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities or assets included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,011.709	1.1709%
150.00	50.00%	$1,011.709	1.1709%
140.00	40.00%	$1,011.709	1.1709%
130.00	30.00%	$1,011.709	1.1709%
120.00	20.00%	$1,011.709	1.1709%
110.00	10.00%	$1,011.709	1.1709%
105.00	5.00%	$1,011.709	1.1709%
102.00	2.00%	$1,011.709	1.1709%
100.00(2)	0.00%	$1,011.709	1.1709%
90.00	-10.00%	$1,011.709	1.1709%
80.00	-20.00%	$1,011.709	1.1709%
70.00(3)	-30.00%	$1,011.709	1.1709%
69.99	-30.01%	$1,000.000	0.0000%
60.00	-40.00%	$1,000.000	0.0000%
55.00(4)	-45.00%	$1,000.000	0.0000%
54.99	-45.01%	$549.900	-45.0100%
50.00	-50.00%	$500.000	-50.0000%
0.00	-100.00%	$0.000	-100.0000%

(1)	The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying is set forth on page PS-2 above.
(3)	This is the hypothetical Coupon Barrier of the Least Performing Underlying.
(4)	This is the hypothetical Threshold Value of the Least Performing Underlying.
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-10

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-34 below.

Structure-related Risks

•Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Optional Early Redemption will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in an Underlying or in the securities held by or included in one or more of the Underlyings, as applicable, would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities or assets and received the dividends paid or distributions made on them.

•The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. On each Call Payment Date, at our option, we may call your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Optional Early Redemption. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to call your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to call your Notes prior to maturity on any such Call Payment Date and we may or may not exercise this option for any reason. Because of this Optional Early Redemption potential, the term of your Notes could be anywhere between three and sixty months.

•You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Observation Value of any Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the values of the Underlyings other than on the Observation Dates. The values of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other values of the Underlyings will be taken into account. As a result, if the Notes are not called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was always above its Threshold Value prior to the Valuation Date.

•Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-11

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

in the values of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the values of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the values of the other Underlyings. Even if the Observation Value of an Underlying is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks

•The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

•Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlyings or the securities or assets held by or included in the Underlyings, as applicable, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the Underlyings or those securities or assets. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlyings or securities or assets represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-12

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have adversely affected the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the values of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes, the Underlyings or the securities represented by the Underlyings and may hold or resell the Notes, the Underlyings or the securities represented by the Underlyings. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

•There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

•The Notes are subject to risks associated with small-size capitalization companies. The equity securities held by the IWN are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic market trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

•The Notes are subject to foreign currency exchange rate risk. The MXEF and the TPX track securities traded outside of the United States. The levels of the MXEF and the TPX will depend upon the values of these securities, which will in turn depend in part upon changes in the value of the currencies in which the securities tracked by the MXEF and the TPX are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities tracked by the MXEF and the TPX are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the levels of the MXEF and the TPX will be adversely affected and the value of the MXEF and the TPX may decrease.

•The Notes are subject to risks associated with foreign securities markets. The MXEF and the TPX each include or hold certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the MXEF and the TPX may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•There are risks associated with emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-13

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

•The performance of the IWN may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the IWN, especially during periods of market volatility. The performance of the IWN and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the IWN may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the IWN not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the IWN, differences in trading hours between the IWN (or the underlying assets held by the IWN) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of the IWN are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the IWN may differ from its net asset value per share or unit; shares or units of the IWN may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the IWN may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the IWN and the liquidity of the IWN may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the IWN. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the IWN. As a result, under these circumstances, the market value of shares or units of the IWN may vary substantially from the net asset value per share or unit of the IWN.

•The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of the IWN and other terms of the Notes to reflect certain actions by the IWN, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the IWN and will have broad discretion to determine whether and to what extent an adjustment is required.

•The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its values, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its value. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks

•The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-14

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the MXEF, the sponsor of the TPX and the investment advisor of the IWN (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” and “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The MSCI Emerging Markets Index

The MXEF is intended to measure equity market performance in the global emerging markets. The MXEF is a free float--adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MXEF is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

The MXEF is an “MSCI Index.”

The Country Indices

Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion, but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Calculation of the MSCI Indices

The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.

Maintenance of and Changes to the MSCI Indices

The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.

As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-15

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

•semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.

Exchange Rates

The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Historical Performance of the MXEF

The following graph sets forth the daily historical performance of the MXEF in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MXEF was 1,722.89.

This historical data on the MXEF is not necessarily indicative of the future performance of the MXEF or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the MXEF during any period set forth above is not an indication that the closing level of the MXEF is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the closing levels of the MXEF.

License Agreement

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-16

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated has entered into a non-exclusive license agreement with MSCI whereby Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI indices in connection with certain securities, including the Notes. We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MXEF INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MXEF INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MXEF INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES OF THE MXEF INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MXEF INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.

No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-17

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

The TOPIX® Index

General

The TPX, also known as the Tokyo Price Index, is a free-float adjusted market capitalization weighted index comprised of domestic common stocks listed on the Tokyo Stock Exchange (TSE) covering an extensive portion of the Japanese stock market. On April 4, 2022, JPX Market Innovation & Research, Inc. (“JXPI”), the company that calculates the TPX, began revisions to TPX in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, Standard Market or Growth Market. Revisions to the TPX will be carried out in stages from October 2022 to January 2025. Prior to April 4, 2022, the TPX was comprised of all domestic common stocks listed on the First Section of the TSE. At that time, domestic stocks admitted to the TSE were assigned either to the TSE First Section, TSE Second Section, TSE Mothers or JASDAQ (Standard and Growth). Additional information about the TPX (including constituent weightings by sector) is available on the following website: jpx.co.jp/english/markets/indices/topix/. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Index Composition and Maintenance

As of April 4, 2022, the TPX was comprised of all domestic common stocks listed on the TSE First Section as of April 1, 2022 (the business day before the TSE market restructuring), excluding certain types of securities such as subscription warrant securities and preferred equity contribution securities. During the period from April 4, 2022 to January 31, 2025, constituent revisions will be carried out in stages as described further below.

Index Calculation

The TPX is a free-float adjusted market capitalization weighted index, which reflects movements in the market capitalization as measured from a base index value of 100 set on the base date of January 4, 1968. The discussion below describes the “price return” calculation of the TPX.

JPXI calculates the TPX by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value divided by the base market value. The resulting value is not expressed in Japanese yen but presented as a number of points, rounded to the nearest one hundredth. The formula for calculating the TPX value can be expressed as follows:

Index value =	Base index value of 100 ×	Current free-float-adjusted market value
Base market value

The current free-float-adjusted market value is the sum of the products of the price times the number of free-float-adjusted shares for each constituent.

The number of free-float-adjusted shares for this calculation is the total number of listed shares multiplied by free-float weight multiplied by the cap-adjustment ratio. The total number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ as a consequence of the index methodology. For instance, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective; on the other hand, the number of listed shares for index calculation purposes will increase on the ex-rights date.

Free-float weight is the weight of listed shares deemed to be available for trading in the market, and is determined and calculated by JPXI for each constituent. It is calculated by subtracting the quotient of non-free-float shares divided by listed shares from one. Free-float weight is reviewed in order to reflect the latest distribution of share ownership. JPXI estimates non-free-float shares using published materials such as securities reports, and generally deems shares held by the top ten major shareholders (with certain exceptions), treasury stocks, shares held by members of the issuer’s board of directors to be unavailable for trading in the market and shares hold by other listed companies for investment purposes other than pure investment. JPXI may deem other shares to be unavailable for trading in the market. Securities deemed to be held by individuals indicated in the section of the state of corporate governance, etc. in the securities report will not be included in the estimation of non-free-float shares. The timing of the yearly free-float-weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews may be conducted for events JPXI expects will significantly affect the free-float weight. These include third-party allotment, when preferred shares are converted or subscription warrants are exercised, as well as in the event of a demerger, merger/stock-swap, take-over bid and other events JPXI judges deem will significantly affect free-float weight.

The upper weighting limit for any one constituent of the TPX is 10%. If an issue’s weight calculated by free-float adjusted market capitalization as of the last business day of every August is over the upper weighting limit, a cap-adjustment ratio for adjustment of weight will be applied to said issue on the last business day of October. Even if the weight again exceeds the upper limit due to stock price movements or other reasons, the cap-adjustment ratio will not be changed until the last business day of the next October.

In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings, adjustments are made by JPXI to the base market value in order to maintain the continuity of the Index.

The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-18

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares used for index calculations times the price of the shares used for adjustment.

Weighting Adjustments by Tradable Share Market Capitalization Criteria (only applicable from April 4, 2022 through January 31, 2025)

i.Designation of “phased weighting reduction constituents”

●Of the constituents as of April 1, 2022, those that fall under both the following (a) and (b) will be designated as “phased weighting reduction constituents”:

(a)First decision: The constituent’s tradable share market capitalization is less then JPY 10 billion as of the “Notice on Whether the Listed Company is Meeting the Continued Listing Criteria for New Market Segments”, which has a base date of June 30, 2021, and

(b)Second decision: The constituent’s tradeable share market capitalization is less than JPY 10 billion at the end of the reporting period following the reporting period used in decision (a).

●Any constituent applying for listing on the First Section through an initial listing (excluding technical listings) or section transfer after the “first set of revisions pertaining to cash equity market restructuring” were implemented on November 1, 2020 will not be subject to designation as a phased weighting reduction constituent based on tradable share market capitalization.

ii.Adjustment to the weighting of phased weighting reduction constituents

●The weighting of phased weighting reduction constituents will be reduced in 10 stages on the last business day of every quarter starting on the last business day of October 2022 (October 31, 2022), and these constituents will be removed from the index on the last business day of January 2025.

●Said adjustments to the weighting of phased weighting reduction constituents will be calculated by multiplying the free-float weight by the transition factor (which will decrease from 1.0 to 0 in increments of 0.1)

●In order to check whether there have been changes to the tradeable share market capitalization of each phased weighting reduction constituent, a re-evaluation will be conducted, using tradable share market capitalization as of the end of the reporting period following the reporting period used for the second decision in (i)(b). If the tradable share market capitalization of a constituent has reached JPY 10 billion or more but the annual traded value ratio of said constituent has not reached 0.2 at this point, the transition factor will no longer decrease as of the fifth stage (it will stay at 0.6, the same as the fourth stage). If the tradable share market capitalization and the annual traded value ratio of a constituent have reached JPY 10 billion or more and 0.2 or more respectively at this point, the transition factor shall be increased to 1 in increments of 0.1 from the fifth stage and said constituent will be removed from the list of phased weighting reduction constituents. The traded value ratio used for the re-evaluation in (ii) is calculated using the sum of monthly traded value ratios from September 2022 to August 2023. The monthly traded value ratio shall be calculated as follows: (Median of daily traded value in trading sessions at TSE multiplied by the number of business days in the month) divided by the free-float adjusted market capitalization as of the last business day of the month before the transition factor was applied.

Transition Schedule

Transition Stage	Index Revision Date	Transition Factor
1st	Last business day of October 2022	x0.9
2nd	Last business day of January 2023	x0.8
3rd	Last business day of April 2023	x0.7
4th	Last business day of July 2023	x0.6
Re-evaluation
5th	Last business day of October 2023	x0.5
6th	Last business day of January 2024	x0.4
7th	Last business day of April 2024	x0.3
8th	Last business day of July 2024	x0.2
9th	Last business day of October 2024	x0.1
10th (removed from the TPX)	Last business day of January 2025	x0

Non-Periodic Removal

•Constituents which are delisted (excluding cases where the stock lists on another TSE market immediately), designated as securities to be delisted or designated as securities on alert shall be removed.

•If a constituent is designated as a security on alert as of the day of transition to the new market structure (April 4, 2022), said constituent will be removed from the TPX on the last business day of April 2022.

Non-Periodic Inclusion

•Stocks which carry out initial listings (excluding technical listings) on or transfer to the Prime Market will be included in the TPX on the last business day of the month following the month containing the listing date or transfer date.

•In the event a constituent of the TPX is delisted due to a stock transfer, stock swap, merger for creating a new company or demerger, and the newly created, surviving or succeeding company is listed without delay, JPXI will add the new company to the index.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-19

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

•In the event a constituent of the TPX is delisted due to a stock swap or absorption-type merger, in which the surviving company or the parent company holding all shares of the constituent company is not a constituent of the TPX, then JPXI will add the surviving company or the parent company to the index.

Dates of Constituent Inclusion and Removal

	Event	Adjustment Date	Stock Price Used for Adjustment
Addition	A company is to be newly listed on the Prime Market	Last business day of the month after such listing	Stock price at the end of trading on the business day before adjustment date
Addition

New listing of a newly formed company resulting from a corporate consolidation, stock transfer, stock swap, merger for creating a new company or demerger that results in a TPX constituent being delisted and the new company being included in the TPX.

		New listing date. If the initial listing date falls on a holiday, it will be the following business day	Base price
Addition	Delisting of a TPX constituent due to a stock swap or an absorption-type merger with a surviving stock that is not a TPX constituent, and the surviving stock is included in the TPX	Delisting date	Stock price at the end of trading on the business day before adjustment date
Addition	A company is to be transferred to the Prime Market	Last business day of the month after such change	Stock price at the end of trading on the business day before adjustment date
Deletion

New listing of a newly formed company resulting from a corporate consolidation, stock transfer, stock swap, merger for creating a new company or demerger that results in a TPX constituent being delisted and the new company being included in the TPX.

Listing date of the newly formed company (normally two business days following delisting date)

Stock price at the end of trading on the business day before the delisting date. The stock price at the end of trading on the business day before the delisting date is used to calculate the TPX for the period from the delisting date to the removal date.

Deletion	A constituent is to be delisted due to a reason other than as described in the preceding scenario	Delisting date	Stock price at the end of trading on the business day before adjustment date
Deletion	A constituent’s securities are designated to be delisted or designated as a security on alert	Four business days after designation. If the designation date falls on a holiday, it will be the next business day.	Stock price at the end of trading on the business day before adjustment date

Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.

Change in the Number of Shares

Event	Adjustment Date	Stock Price Used for Adjustment
Change of free-float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Capital increase through allotment to shareholders	Ex-rights date	Payment price per share
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Rights offering (limited to case where the allotted subscription warrant securities are listed; the case where the allotted subscription	Ex-rights date	Payment price per share
CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-20

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

warrant securities are not listed is treated as “Exercise of subscription warrants”)
Offering for sale of shares held by the Japanese government (Nippon Telegraph, Telephone and Japan Tobacco and Japan Post Holdings only)	Date determined by JPXI (generally the delivery date)	Stock price at the end of trading on the business day before adjustment date
Demerger (absorption-type)	Listing change date (the effective date)	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date

No adjustments will be made to the base market value in the case of a stock split, reverse stock split, or gratis allotment of shares (limited to cases where treasury stock is allotted).

Retroactive adjustments will not be made to revise the figures of the TPX that have already been calculated and disseminated, even if issuing companies file amendments on previously released information.

Market Disruption

If trading in a certain constituent is halted, JPXI regards the constituent’s share price for purposes of calculating the TPX to be unchanged. Where an event that is not specified in the rules of the TPX occurs, or if JPXI decides that it is impossible to use its existing methods to calculate TOPIX Index, JPXI may use an alternate method of index calculation as it deems valid.

Historical Performance of the TPX

The following graph sets forth the daily historical performance of the TPX in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the TPX was 3,994.76.

This historical data on the TPX is not necessarily indicative of the future performance of the TPX or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the TPX during any period set forth above is not an indication that the closing level of the TPX is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the closing levels of the TPX.

License Agreement

Our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has agreed to enter into a non-exclusive license agreement with the TSE, Inc. whereby Merrill Lynch, Pierce, Fenner & Smith Incorporated, in exchange for a fee, is permitted to use the TPX in connection with certain securities, including the

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-21

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Notes. Merrill Lynch, Pierce, Fenner & Smith Incorporated is not affiliated with the TSE; the only relationship between the TSE and Merrill Lynch, Pierce, Fenner & Smith Incorporated is any licensing of the use of the TPX and trademarks relating to it.

The license agreement between BofAS and the TSE provides that the following disclaimer must be set forth herein:

(i)The TOPIX® Index Value and the TOPIX® Index Marks are subject to the rights owned by the TSE and the TSE owns all rights relating to the TPX, such as calculation, publication and use of the TOPIX® Index Value and relating to the TOPIX® Index Marks.

(ii)The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX® Index Value or to change the TOPIX® Index Marks or cease the use thereof.

(iii)The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX® Index Value and the TOPIX® Index Marks or as to the figure at which the TOPIX® Index Value stands on any particular day.

(iv)The TSE gives no assurance regarding accuracy or completeness of the TOPIX® Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX® Index Value.

(v)No Notes are in any way sponsored, endorsed or promoted by the TSE.

(vi)The TSE shall not bear any obligation to give an explanation of the Notes or an advice on investments to any purchaser of the Notes or to the public.

(vii)The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Notes for calculation of the TOPIX® Index Value.

(viii)Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the Notes.

“TOPIX®” and “TOPIX Index®” are trademarks of the TSE and prior to the settlement date we expect them to be licensed for use by the Issuer or one of its affiliates. The Notes have not been and will not be passed on by the TSE as to their legality or suitability. The Notes will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-22

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

The iShares® Russell 2000 Value ETF

The shares of the iShares® Russell 2000 Value ETF are issued by iShares® Trust, a registered investment company.

•The IWN is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Value Index.

•The IWN’s shares trade on the NYSE Arca under the ticker symbol “IWN”.

•The iShares® Trust’s SEC CIK Number is 0001100663.

•IWN’s inception date was July 24, 2000.

•The IWN’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is entitled to receive a management fee from the IWN based on the IWN’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the IWN and a set of other specified iShares® funds (together, the “funds”) as follows: 0.2500% per annum of the aggregate net assets less than or equal to $46 billion, plus 0.2375% per annum of the aggregate net assets in excess of $46 billion, up to and including $81 billion, plus 0.225625% per annum of the aggregate net assets in excess of $81 billion, up to and including $111 billion, plus 0.214343% per annum of the aggregate net assets in excess of $111 billion, up to and including $141 billion, plus 0.203626% per annum of the aggregate net assets in excess of $141 billion, up to and including $171 billion, plus 0.193445% per annum of the aggregate net assets in excess of $171 billion. As of June 30, 2025, the aggregate expense ratio of the IWN was 0.24% per annum.

The investment advisory agreement between iShares® Trust and BFA provides that BFA will pay all operating expenses of the IWN, except the management fees, interest expenses, taxes, expenses incurred with respect to the acquisition and disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions, distribution fees or expenses, litigation expenses and any extraordinary expenses.

For additional information regarding iShares® Trust or BFA, please consult the reports and other information iShares® Trust files with the SEC. In addition, information regarding the IWN (including the top ten holdings and weights and sector weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/IWN.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The IWN seeks to track the investment results, before fees and expenses, of the Russell 2000® Value Index, which measures the performance of the small-capitalization value sector of the U.S. equity market, as defined by FTSE Russell, the sponsor of the Russell 2000® Value Index. The IWN’s investment objective and the Russell 2000® Value Index may be changed without shareholder approval. Notwithstanding the IWN’s investment objective, the return on your Notes will not reflect any dividends paid on the IWN shares, on the securities purchased by the IWN or on the securities that comprise the Russell 2000® Value Index.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the IWN. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the Russell 2000® Value Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000® Value Index.

The IWN generally invests at least 80% of its assets in the component securities of the  Russell 2000® Value Index and in investments that have economic characteristics that are substantially identical to the component securities of the Russell 2000® Value Index (i.e., depositary receipts representing securities of the Russell 2000® Value Index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the Russell 2000® Value Index, but which BFA believes will help the IWN track the Russell 2000® Value Index. Also, the IWN may lend securities representing up to one-third of the value of the IWN’s total assets (including the value of the collateral received).

Tracking Error

The performance of the IWN and the Russell 2000® Value Index may vary due to a variety of factors, including differences between the securities and other instruments held in the IWN’s portfolio and those included in the  Russell 2000® Value Index, pricing differences, transaction costs incurred by the IWN, the IWN’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, acceptance of custom baskets, changes to the Russell 2000® Value Index  or the costs of complying with various new or existing regulatory requirements. Tracking error also may result because the IWN incurs fees and expenses, while the Russell 2000® Value Index does not. The IWN’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the IWN used a replication indexing strategy in which an exchange traded fund invests in substantially all of the securities in its index in approximately the same proportions as in the Russell 2000® Value Index.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-23

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Industry Concentration Policy

The IWN will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000® Value Index is concentrated.

The Russell 2000® Value Index

The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth. The Russell 2000® Index tracks 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges (the “Russell 2000 Stocks”). The Russell 2000® Value Index is reported by Bloomberg L.P. under the ticker symbol “RUJ.”

FTSE Russell’s Value and Growth Style Methodology

FTSE Russell uses a “non-linear probability” method to assign stocks to the Russell 2000® Value Index and the Russell 2000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted and historical growth. FTSE Russell uses three variables in the determination of value and growth. For value, book-to-price (B/P) ratio is used, while for growth, two variables—I/B/E/S forecast medium-term growth (2-year) and sales per share historical growth (5-year)—are used. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).

First, the Russell 2000 Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are then converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. Next, these units are combined to produce a composite value score (“CVS”).

The Russell 2000 Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the Growth Index and the Russell 2000® Value Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Russell 2000® Value Index will have an 80% weight in the Growth Index). Style index assignment for non-pricing vehicle share classes will be based on that of the pricing vehicle and assigned consistently across all additional share classes.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Russell 2000® Value Index and the remaining 80% assigned to the Growth Index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the Growth Index and the Russell 2000® Value Index will always equal its market capitalization in the Russell 2000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Growth Index and the Russell 2000® Value Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Russell 2000® Value Index. Stocks falling between the first and third quartile breaks are included in both the Growth Index and the Russell 2000® Value Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 72% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Russell 2000® Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in that index.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-24

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the Russell 2000® Index, then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth (negative I/B/E/S growth is valid), or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the Industry Classification Benchmark (“ICB”) industry, subsector or sector group of the Russell 2000® Index into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index.  Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing prices of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-25

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Performance of the IWN

The following graph sets forth the daily historical performance of the IWN in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the IWN was $221.20.

This historical data on the IWN is not necessarily indicative of the future performance of the IWN or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the IWN during any period set forth above is not an indication that the Closing Market Price of the IWN is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the IWN.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-26

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $996.00 per $1,000.00 in principal amount of Notes.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-27

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-28

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-3 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-29

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of an Underlying or the issuer of any component stock included in an Underlying that is an index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of an Underlying or the issuer of one or more component stocks included in an Underlying that is an index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuer of an Underlying or the issuers of the component stocks included in each Underlying that is an index and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of an Underlying or the issuer of any component stock included in an Underlying that is an index is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-30

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Since one Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated , in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption or settlement).

If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-31

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Because some of the Underlyings are indices that periodically rebalance, it is possible that the Notes could be treated as a series of contingent income-bearing single financial contracts, each of which matures on the next rebalancing date. If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-32

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-33

Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the MSCI Emerging Markets Index, the TOPIX® Index and the iShares® Russell 2000 Value ETF

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME ISSUER CALLABLE YIELD NOTES | PS-34